EXHIBIT 10.3

David M. Cordani President and CEO
Routing W2SLT
900 Cottage Grove Road
Hartford, CT 06152
david.cordani@Cigna.com

November 18, 2011

Matthew G. Manders

Dear Matt:

Congratulations on your promotion with Cigna effective November 16, 2011. I am delighted to confirm your new compensation package as you assume the position of President Regional and Operations.

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Base Salary – will increase to a pre-tax annualized rate of $575,000 effective November 21, 2011. This amount will be reviewed annually based on your performance and pay position relative to the competitive market.

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Annual Incentive – your annual target will become $475,000 for the 2011 performance year. As you are aware, annual incentive is typically paid in the first quarter of the year following the performance period and is not considered earned until the date paid.

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Long-Term Incentive – your annual long-term opportunity will become $1,500,000 and will continue to consist of the following two components:

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Stock Options – grants are typically awarded in the first quarter each year and may vary from 0 to 200% of target based on individual performance and potential. Options typically vest over a 3 year period and expire no later than 10 years after grant. The estimated 2012 annual target is $750,000.

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Strategic Performance Shares (SPS) – grants are typically awarded in the first quarter of each year and may vary from 0 to 200% of target based on individual performance. SPS awards are typically paid or vested three years after the beginning of the performance period. Awards are not considered earned until the date paid or vested. The estimated 2012 annual target is $750,000.

Stock Ownership Guidelines – To align management and shareholder interests Cigna executives are subject to stock ownership guidelines. Your stock ownership guideline for this position will continue to be 300% of your base salary.

NEW TOTAL ANNUAL COMPENSATION OPPORTUNITY: $2,550,000

Also, contingent upon Board Committee approval, the following long-term incentive awards with an estimated present value of $202,245 will be awarded to you:

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$7,800 transitional SPU award paid in 2012 (104 units paid at formula with $75 target value per unit)

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a transitional SPS award with a grant date value $68,056; shares earned (paid) in 2013 per the plan’s formula

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a transitional SPS award with a grant date value $126,389; shares earned (paid) in 2014 per the plan’s formula

The changes above have no impact on previously awarded bonuses, stock options, SPU or SPS grants. The compensation program elements – annual incentive, stock options and strategic performance shares are those of our current program and may be subject to modification or enhancement by the Board of Directors. As an executive of the company, your compensation will be subject to any future program changes.

Matt, I look forward to continuing to partner with you.

Sincerely,

David M. Cordani

DMC/del

cc: K. Gorodetzer

J. Murabito